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                                                             Exhibit 99.(c)(3)


            STOCK OPTION AGREEMENT, dated as of June 11, 1999 (the "Agreement"), by and between SUPERIOR SERVICES, INC., a Wisconsin corporation ("Issuer") and VIVENDI, a SOCIETE ANONYME organized under the laws of France ("GRANTEE").

                                    RECITALS


            A. Issuer, Grantee and Onyx Solid Waste Acquisition Corp., a Wisconsin corporation and an indirect wholly-owned subsidiary of Grantee ("MERGER SUB"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, an Offer by Merger Sub for all the outstanding Shares of Issuer and, subsequent thereto, assuming the Offer is consummated on the terms set forth in the Offer Documents and all the other conditions to the Merger are satisfied or waived, the Merger of Merger Sub with and into Issuer with Issuer as the surviving corporation in the Merger, pursuant to which Issuer will become a wholly-owned subsidiary of Grantee; and

            B. As a condition and inducement to each of Grantee's and Merger Sub's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

            1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "OPTION") to purchase up to 6,440,653 (as adjusted as set forth herein) shares (the "OPTION SHARES"), of Common Stock, par value $0.01 per share ("ISSUER COMMON STOCK"), of Issuer at a purchase price of $23.75 (as adjusted as set forth herein) per Option Share (the "PURCHASE PRICE"); PROVIDED, HOWEVER, that in no event shall the number of Option Shares exceed 19.9% of the capital stock entitled to vote generally for the election of directors of Issuer that is issued and outstanding at the time of exercise (without giving effect to the Option Shares issued or issuable under the Option) (the "MAXIMUM APPLICABLE PERCENTAGE"). The number of Option Shares

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purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth herein and subject to Section 9(b).

            2. EXERCISE OF OPTION. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time, subject to the provisions of Section 2(d), after the occurrence of any event as a result of which the Grantee is entitled to receive a termination fee pursuant to Section 9.05(b) of the Merger Agreement (a "PURCHASE EVENT"); PROVIDED, HOWEVER, that
(i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings, expiration of applicable waiting periods or authorizations, the failure of which to have obtained or made would have the effect of making the purchase of Option Shares by Grantee illegal (the "REGULATORY APPROVALS"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

            (b) Grantee shall exercise the Option, with respect to that number of Option Shares equal to the Applicable Amount (as defined below), subject to the provisions of Section 2(d) and to clause (ii) of the proviso of Section 2(a), if (a) Merger Sub shall have accepted Shares for payment pursuant to the terms of the Offer and (b) Grantee and Merger Sub shall own at least 61 percent of the then outstanding Shares (determined on a fully-diluted basis, but excluding Shares subject to the Option granted hereunder); PROVIDED that Grantee shall not be required to exercise the Option pursuant to this Section 2(b) if Grantee and Merger Sub shall own at least 75 percent of the then outstanding Shares (determined on a fully-diluted basis, but excluding Shares subject to the Option granted hereunder); and PROVIDED, FURTHER, that in no event shall Grantee be

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required to exercise the Option prior to Merger Sub's acceptance of Shares for payment pursuant to the terms of the Offer. The "Applicable Amount" shall be that number of Shares which, when added to the number of Shares owned by Grantee and Merger Sub immediately prior to its exercise of the Option, would result in Grantee and Merger Sub owning immediately after its exercise of the Option that number of Shares that provides Grantee and Merger Sub with at least 50.1% of the votes represented by outstanding Shares (determined on a fully diluted basis).

            (c) In the event that Grantee is required to, or is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "EXERCISE NOTICE"; the date of which being herein referred to as the "NOTICE DATE") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(c), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 7(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(c) and a date (an "OPTION CLOSING DATE"), subject to the following sentence, not later than (i) 20 business days, in the event of an exercise of the Option pursuant to Section 2(a) and (ii) 3 business days in the event of an exercise of the Option pursuant to Section 2(b), from the Notice Date for the closing of such purchase (an "OPTION CLOSING"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the provisions of Section 2(d).

            (d) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of any or all of the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes or is required to exercise the Option, the Option may be exercised in accordance with Section 2(c) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the

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Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to or shall to the extent required acquire such remaining balance. Issuer agrees to use its reasonable best efforts to assist Grantee in seeking the Regulatory Approvals and Grantee agrees to use its reasonable best efforts to obtain such Regulatory Approvals as promptly as practicable.

            In the event (i) Grantee exercised the Option pursuant to Section 2(a), (ii) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (iii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 7(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

            3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

            (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of the Option Shares hereunder, the Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share shall also represent such rights or other securities with terms substantially the same as, and at least as favorable to the Grantee as are provided under any shareholder rights agreement or similar agreement of the Issuer then in effect.

            (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

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      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JUNE 11, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF SUPERIOR SERVICES, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

            4. COVENANTS OF ISSUER. In addition to its other agreements and covenants herein, Issuer agrees:

            (a) SHARES RESERVED FOR ISSUANCE. To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be fully exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Issuer Common Stock from Issuer, and to issue the appropriate number of shares of Issuer Common Stock pursuant to the terms of this Agreement.

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            (b) NO AVOIDANCE. Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer.

            5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

            (a) MERGER AGREEMENT. Issuer hereby makes each of the representations and warranties contained in Sections 6.1(b), 6.1(d) and 6.1(j) of the Merger Agreement as they relate to Issuer and this Agreement, as if such representations and warranties were set forth herein.

            (b) CORPORATE AUTHORITY. Issuer hereby represents and warrants to Grantee that Issuer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of Issuer, and constitutes a valid and binding agreement of Issuer enforceable against Issuer in accordance with its terms.

            (c) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 7, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any shareholder of Issuer.

            (d) TAKEOVER STATUTES. Issuer's board of directors has taken all appropriate and necessary actions such that Sections 180.1140 to 180.1144 of the WBCL and Article IV of the Company's Restated Articles are inapplicable to the execution and delivery of this Agreement and to the consummation of the transactions contemplated hereby. No other Takeover Statute as in effect on the date hereof is applicable to the execution and delivery of this Agreement, the Issuer Common Stock issuable hereunder or to the other transactions contemplated by this Agreement. No anti-takeover provision contained in Issuer's Restated Articles or by-laws is applicable to the execution and delivery of this Agreement, the Issuer Common Stock issuable hereunder or to the other transactions contemplated by this Agreement.

            6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

            PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

            7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in the Issuer Common Stock by reason of a stock dividend, split-up, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equates the Maximum Applicable Percentage.

            (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

            (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the

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Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "CASH-OUT RIGHT") pursuant to this Section 7(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 NASDAQ/National Market System ("NASDAQ/NMS") trading days commencing on the 12th NASDAQ/NMS trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the NASDAQ/NMS (or, if not listed on the NASDAQ/NMS, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in THE WALL STREET JOURNAL (Northeast edition), or, if not reported therein, any other authoritative source) (the "CLOSING PRICE") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 7(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

            8. REGISTRATION RIGHTS. Issuer will, if requested by Grantee at any time and from time to time within two years of the exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all Option Shares or securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its reasonable best efforts to qualify such Option Shares or other securities under any applicable state securities laws. Grantee agrees to use reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 4.9% of the then-outstanding voting power of Issuer. Issuer will use reasonable best efforts to cause each such registration statement to become effective, to obtain all

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consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; PROVIDED, THAT, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering or could materially impact the marketing or prices of such offering, Issuer will include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

            9. LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall

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Grantee's Total Profit (as defined below) plus any Termination Fee and
Reimbursement Fee paid to Grantee pursuant to Section 9.05(b) of the Merger Agreement exceed in the aggregate $31.5 million and, if the total amount that otherwise would be received by Grantee would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee against the refund of the purchase price therefore, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit, when aggregated with such Termination Fee and Reimbursement Fee so paid to Grantee, shall not exceed $31.5 million after taking into account the foregoing actions.

            (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Termination Fee and Reimbursement Fee theretofore paid to Grantee, and after giving effect to any election made by Grantee under Section 9(a), would exceed $31.5 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

            (c) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7(c), (ii)(x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or (A) any other securities into which such Option Shares are converted or exchanged or (B) any property, cash or other securities received pursuant to adjustments under
Section 7 or delivered pursuant to Section 3(b) ("ADDITIONAL PROPERTY") to any unaffiliated party, but in no case less than the fair market value of such Option Shares, less (y) the Grantee's purchase price of such Option Shares, and
(iii) the net cash amounts received by Grantee on the transfer (in accordance with Section 13(g) hereof) of the Option (or any portion thereof) to any unaffiliated party.

            (d) As used herein, the term "NOTIONAL TOTAL PROFIT" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming for such purpose that the Option were exercised on such date for such number of Option Shares and assuming that (i) such Option Shares (or any other securities into which such Option Shares are converted or exchanged), together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price on the NASDAQ/NMS for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and
(ii) the Additional Property is disposed of for fair market value.

            10. TRANSFERS. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 8 or (ii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Issuer; PROVIDED, HOWEVER, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer.

            11. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NASDAQ/NMS (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS (and any other such national securities exchange or national securities quotation system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

            12. LOSS OR MUTILATION. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

            13.  MISCELLANEOUS.

            (a) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

            (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

            (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith), the Shareholder Tender Agreement and the Confidentiality Agreement (as amended) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 10.9(b) of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

            (e) GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware applicable to contracts to be performed wholly in such state.

            (f) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            if to Grantee:

            Vivendi
            42, Avenue de Friedland
            75380 Paris Cedex 08
            France
            Attention: Henri Proglio
            fax: (011) 33-171-71-1179

            with a copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York  10004
            Attention: David M. Kies, Esq. and
                       Keith A. Pagnani, Esq.
            fax: (212) 558-3588
            (212) 558-3588)


            if to the Issuer:

            Superior Services, Inc.,
            125 South 84th Street, Suite 200
            Milwaukee, Wisconsin 53214
            Attention: Peter J. Ruud and
                       Scott S. Cramer
            fax: (414) 479-7400

            with a copy to:

            Foley & Lardner
            777 East Wisconsin Avenue
            Milwaukee, Wisconsin 53202
            Attention: Steven R. Barth, Esq.
            fax: (414) 297-4900

            (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 13(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (i) ENFORCEMENT; VENUE; WAIVER OF JURY TRIAL. (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13(f) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i)(b).

            14. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.



                                             VIVENDI

                                             By:  /s/ Henri Proglio
                                                --------------------------------
                                                Name:  Henri Proglio
                                                Title: Directeur General



                                             SUPERIOR SERVICES, INC.

                                             By:  /s/ G. William Dietrich
                                                --------------------------------
                                                Name: G. William Dietrich
                                                Title: President and CEO